SCHEDULE 14A

 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MFS Intermediate Income Trust ("MIN")

(Name of Registrant as Specified In Its Charter)

Karpus Management, Inc., d/b/a Karpus Investment Management

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KARPUS INVESTMENT MANAGEMENT
183 SULLY'S TRAIL
PITTSFORD, NEW YORK 14534
(585) 586-4680

                   September 25, 2008
Fellow Shareholders:

Our current Board of Trustees:
  - Has failed to effectively manage the Fund's discount
  - Has changed the Fund's investment strategy allowing for the purchase of riskier assets
  - Is "rubber stamping" Management's agenda due to their high level of compensation (over $200,000 each in annual compensation from the management company)
  - Has backed an even more aggressive tender offer in conjunction with another MFS Fund
  - Has misrepresented our intentions and our proposal

Karpus is offering all Shareholders the opportunity to elect truly independent representation and to increase shareholder value for all shareholders. As our Fund's largest, long term shareholder, it is our duty to find a way to allow shareholders who do not agree with management's decision to allow investment in riskier assets, a way out of their investment near net asset value. Should our proposal not be put in place, we would have to reduce our position in the open market which will likely depress the value of the Fund's shares.

VOTE GREEN TO INCREASE THE VALUE OF YOUR INVESTMENT AND TO AVOID FUTURE DOWNSIDE RISK! YOUR LAST VOTE IS THE ONLY ONE THAT COUNTS!

We believe that our purchases of the Fund has added value for shareholders of MIN. As Management asserts in their most recent correspondence, Karpus has been aggressively buying shares of MIN in the open market which we believe has supported the market price and helped to narrow the Fund's discount to net asset value.

KARPUS IS YOUR FELLOW SHAREHOLDER. KARPUS IS NOT AN ACTIVIST HEDGE FUND MANAGER. Karpus does manage three limited partnerships that collectively represent 3.5% of our firm's total assets under management. Further, none of these limited partnerships own or have owned shares of MIN. Karpus is a registered investment adviser who manages separately managed accounts for individuals, retirement/401(k) plans, Taft-Hartley Funds, endowments, pension funds and foundations. We are not self-motivated and as long-term shareholders of MIN (we have invested in MIN since 1990), we have the exact same interests as you - to enhance shareholder value.

  - MFS mentions that the tender offer strategy rarely narrows the discount for a sustained period and cites that it is not in the long-term interest of MIN shareholders. However, this exact same Board implemented a very substantial tender offer with MIN's sister fund MGF. In the case of MGF, the fund's discount did indeed narrow and stay narrow on a sustained basis which directly contradicts management's assertion.

  - In displaying the Fund's performance, MFS uses the Lipper General Bond Fund - Closed-End as their benchmark. However, in the Fund's most recent Semi-Annual Report, the Fund cites their benchmark as a blend of the Lehman Brothers Intermediate U.S. Government Bond Index and the JPMorgan Global Government Bond Index (ex U.S. Hedged). Nowhere in their annual report do they cite the Lipper General Bond Fund Index - Closed-End as a benchmark for their performance. Which index does the Fund actually use? Does it change its benchmarks to its liking just as it seems to change its investment strategy?

  - Lastly, how can the Trustees truly be independent given the number of Funds they simultaneously "serve" and the amount of money they are paid for their purported "independence"?

As your fellow shareholder we strongly urge you to vote FOR Karpus' truly independent nominees and FOR our tender offer proposal. VOTE THE GREEN CARD AND TELL YOUR FUND YOU WANT INDEPENDENT SHAREHOLDER REPRESENTATION ON THE BOARD AND YOU WANT KARPUS' TENDER OFFER PROPOSAL TO BE APPROVED. Our Fund has indicated that it cannot be trusted and it is time for a change. Show your dissatisfaction with your vote and vote the GREEN card TODAY.

Sincerely,

/s/

Cody B. Bartlett Jr., CFA
Managing Director of Investments